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                                                                    EXHIBIT 3(i)

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  SULPHCO, INC.

         ARTICLE ONE.  [NAME].  The name of the corporation is SULPHCO, INC.

         ARTICLE TWO.  [LOCATION].  Omitted.

         ARTICLE THREE. [PURPOSES]. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

         ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have the authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) shares of Common Stock, Par Value $0.001 per share, and TEN MILLION (10,000,000) shares of Preferred Stock, Par Value $0.001 per share. Each share shall have one vote on all matters to come before stockholders meetings.

         All Common and Preferred Stock when issued shall be fully paid and non-assessable. No holder of shares of Common or Preferred Stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

         The corporation's Common and Preferred Stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         Holders of the corporation's Common and Preferred Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

         ARTICLE FIVE. [DIRECTORS]. The affairs of the corporation shall be governed by a Board of Directors of not less than three (3) persons.

         ARTICLE SIX. [ASSESSMENT OF STOCK]. The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

         ARTICLE SEVEN. [INCORPORATOR]. Omitted.

         ARTICLE EIGHT. [PERIOD OF EXISTENCE]. The period of existence of the corporation shall be perpetual.

         ARTICLE NINE. [BY-LAWS]. The initial By-Laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-Laws, or to adopt new By-Laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-Laws.

         ARTICLE TEN. [STOCKHOLDERS' MEETINGS]. Meetings of the stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-Laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the

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corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

         ARTICLE ELEVEN. [CONTRACTS OF CORPORATION]. No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a part to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

         I, Kirk S. Schumacher, Secretary of SulphCo, Inc., certify that I have been authorized to execute this certificate by resolution of the board of directors adopted on December 30, 2003, and that this certificate correctly sets forth the text of the articles of incorporation of SulphCo, Inc. as amended to the date of this certificate.


Date:  December 30, 2003            /s/ Kirk S. Schumacher
                                    -----------------------------
                                    Kirk S. Schumacher, Secretary

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